UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): September 2, 2020 (September 1, 2020)

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.
As previously disclosed by Centrus Energy Corp., a Delaware corporation (the “Company”), on August 21, 2020, the Company entered into an underwriting agreement with Roth Capital Partners, LLC acting as sole book-running manager and as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the offer and sale (the “Offering”) of shares of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock”). On September 1, 2020, the Underwriters exercised their option to purchase 187,500 additional shares of Common Stock in the Offering at the public offering price, less the underwriting discount. After giving effect to the closing of the 187,500 additional shares, the total number of shares sold by the Company in the Offering increased to 2,537,500 shares of Common Stock. The Underwriters do not have the option to purchase any additional shares of Common Stock in the Offering, and the aggregate gross proceeds from the Offering are approximately $25.4 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company.

The furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein is material or that the dissemination of such information is required by Regulation FD. The Company undertakes no obligation to update, supplement or amend the information herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	September 2, 2020	By:	/s/ Philip O. Strawbridge
Philip O. Strawbridge
Senior Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer